ESSOP EXPLANATION CARD
                                     March 31, 1995

To Participants in the Old Republic International
Corporation Employees Savings and Stock Ownership Plan

    Enclosed with this mailing is a copy of a proxy statement relating to the Annual Meeting of Shareholders of Old Republic International Corporation to be held May 12, 1995. The Old Republic International Corporation Employees Savings and Stock Ownership Plan, in which you are a participant, holds a number of shares of Old Republic Series D Preferred Stock and Common Stock, each of which is entitled to one (1) vote at the meeting. Under the terms of the Plan, you as a participant are entitled to vote a portion of this stock held by the Plan, the value of which has been allocated to your account. By returning the enclosed proxy card to us you will assure that this stock will be voted in accordance with your instructions. If you fail to exercise these voting rights, the shares will be voted by the Administration Committee under this Plan.


                                    The Administration Committee